Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRABAGUN

Capitalized terms included below but not defined in this Exhibit 99.4 have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Original Report”) filed with the Securities and Exchange Commission (the “Commission”) on July 18, 2025 (as amended by the Current Report on Form 8-K/A to which this Exhibit 99.4 is attached (“Amendment No. 1”)) and, if not defined in the Original Report (as amended by Amendment No. 1), the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Commission on June 23, 2025.

The following discussion and analysis of the financial condition and results of operations of Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company now known as GrabAGun LLC (“GrabAGun”), should be read together with GrabAGun’s unaudited financial statements as of June 30, 2025 and for the three and six months ended June 30, 2025 and 2024, and the unaudited pro forma condensed combined financial information of GrabAGun, Colombier and the Company as of and for the six months ended June 30, 2025 and the year ended December 31, 2024 included as Exhibits 99.3 and 99.5 to Amendment No. 1, respectively, and other information included elsewhere in this filing and the Proxy Statement/Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in the Proxy Statement/Prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “GrabAGun”, “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination, the business and operations of GrabAGun Digital Holdings, Inc. and its consolidated subsidiaries, and (ii) prior to the Business Combination, Metroplex Trading Company LLC.

Overview

GrabAGun is a multi-brand eCommerce retailer of firearms, ammunition and related accessories, which we offer for sale on our website. Our broad selection of product offerings ranges from carry handguns and sporting long guns to an assortment of firearm ammunition, magazines and optics. We source these products from more than 2,000 leading and emerging brands such as Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, for whom we serve as a non-exclusive online sales partner. Our firearms products are purchased by customers online through our eCommerce site and delivered to the customers’ choice of over 42,000 federal firearm licensed dealers or, with respect to most accessories and other eligible products, delivered directly to customers. Our collaborative business relationships and multi-brand vendor strategy enable us to offer more than 78,000 products, which we believe to be one of the most expansive product assortments currently offered among firearms and ammunition industry retailers. For the three months ended June 30, 2025 and 2024, we generated $21.2 million and $20.4 million in net revenues, respectively, and had net income of $0.6 million and $0.9 million, respectively. For the six months ended June 30, 2025 and 2024, we generated $44.6 million and $47.0 million in net revenues, respectively, and had net income of $0.7 million and $1.6 million, respectively.

Our goal is to have our customers, regardless of whether they are first-time buyers or long-term sportsmen and enthusiasts, view us as an extension of their Second Amendment (“2A”) right and a trusted source to buy and own a firearm for recreational target shooting, hunting, home and personal defense, and other lawful purposes. Further, we believe our digital-forward, mobile-accessible eCommerce platform supported by our proprietary tech stack makes GrabAGun well positioned to continue to capture the business of the growing group of technology-savvy and younger customers who expect the convenience and seamless customer experience we offer to purchasers of firearms, ammunition and related accessories. In the future, we aim to further expand our business, leveraging the experience and reach of our advisors, consultants and other business relationships we may establish as a public company to continue to serve the next generations of 2A enthusiasts.

Recent Developments

Business Combination

On January 6, 2025, GrabAGun entered into the Merger Agreement with Colombier, Pubco and Company Merger Sub; and upon subsequent execution of a joinder agreement, Purchaser Merger Sub also became a party to the Merger Agreement, a copy of which is attached as an exhibit to the Original Report as Exhibit 2.1.

On July 15, 2025 (the “Closing Date”), we consummated the Business Combination. The Business Combination was accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Under this method of accounting, Colombier was treated as the “acquired” company for financial reporting purposes and GrabAGun (i.e., Metroplex Trading Company LLC) was treated as the “acquirer”. In connection with the closing of the Business Combination, Colombier changed its name from Colombier Acquisition Corp. II to GAG Surviving Corporation, Inc. On July 16, 2025, GrabAGun changed its name from Metroplex Trading Company LLC to GrabAGun LLC.

On July 16, 2025, our common stock and warrants to purchase our common stock began trading on the NYSE under the symbols “PEW” and “PEWW,” respectively.

See Note 1 in GrabAGun’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024, included elsewhere in this filing, for more information concerning the closing of the Business Combination within the section titled “Organization and Description of Business”.

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of products and services we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, and other conditions; we are also subject to certain seasonal risks. See “Risk Factors” in the Proxy Statement/Prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success.

Vendor partner relationships

All of the firearms, ammunition and related accessories offered on our eCommerce platform are supplied by wholesale distributors and original manufacturers (referred to herein as our “vendor partners”). Although we have long-established relationships with many of our vendor partners, we generally do not maintain long-term contracts with them, as is typical in the markets in which we compete, although we may do so from time to time. Instead, purchases from our vendor partners are generally made by means of standard purchase orders that specify only prices and quantities for the products purchased and payment terms, with no additional material terms or conditions. A reduction in vendor partner programs or our failure to timely react to changes in vendor partner programs could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount or a change in the terms of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our ability to sell some or all of their products or change the terms and conditions that apply to our purchases of their products. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through distributors and resellers, they will not limit or curtail the availability of their products to eCommerce retailers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

We purchase the firearms and ammunition products offered on our eCommerce platform directly from both wholesale distributors and original manufacturers. For the year ended December 31, 2024, we purchased approximately 97% of the products we sold from wholesale distributors and the remaining 3% directly from firearms manufacturers, measured by product cost. Although we purchase from a diverse vendor base, in 2024, the products we purchased from wholesale distributors Sports South, LLC, Big Rock Sports, LLC and Bill Hicks & Co, Ltd. (our three largest wholesale distributor partners during calendar year 2024 by product cost), represented approximately 26%, 13% and 10%, respectively, of total purchases during 2024 by product cost. In addition, sales of products manufactured by Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, whether purchased directly from these manufacturers or from a wholesale distributor, represented approximately 8%, 8%, 5% and 3%, respectively, of our 2024 sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, or the diminished availability of their products, including due to backlogs for their products, could reduce the supply and impact the cost of products we sell and negatively impact our competitive position.

Further, the sale, spin-off or combination of any of our key vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, or our inability to develop relationships with new and emerging vendors and vendors from which we have not historically purchased products offered on our eCommerce platform, could have an adverse impact on our business, results of operations or cash flows.

Vendor partner offerings and competitiveness

The firearms and ammunition industry is characterized by rapid innovation and the frequent introduction of new and enhanced firearms, ammunition, and related accessories, as well as non-firearms products that appeal to outdoor enthusiasts. We have been and will continue to be dependent on innovations in these products, as well as the acceptance of those innovations by customers. Also, customers may delay spending while they evaluate new firearms-related products. A decrease in the rate of innovation, a lack of acceptance of innovations by our customers or delays in spending by our customers could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to anticipate and expand our capabilities to keep pace with changes in new firearms, ammunition and related accessories, for example by providing appropriate training to our sales personnel to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of firearms, ammunition and related accessories to compete effectively with the firearms, ammunition and related accessories of vendors whose products we do not currently offer or that we are unable to offer on our eCommerce platform. To the extent that a vendor’s offering that is in high demand is not available to us for resale on our platform, and there is not a competitive offering from another vendor available to us, or if we are unable to develop relationships with new vendors that we have not historically worked with, our business, results of operations or cash flows could be adversely impacted.

Exposure to potential product liability, warranty liability, or personal injury claims and litigation

The products sold on our eCommerce platform are used in activities and situations that may involve risk of personal injury and death. Any improper or illegal use by customers of firearms or ammunition sold on our eCommerce platform could potentially expose us to product liability, warranty liability and personal injury claims and litigation relating to the use or misuse of products sold on our website, including allegations of a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, any such claims could have a material adverse effect on our reputation, business, operating results and financial condition. Defects in products sold on our platform may also result in a loss of sales, recall expenses, delay in market acceptance and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage or may not be covered by our insurance policies. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

We may also incur losses due to lawsuits, including potential class action suits, relating to our policies on the sale of firearms and ammunition, our performance of background checks on firearms and ammunition purchases and compliance with other sales laws and regulations as mandated by state and federal laws, including lawsuits by municipalities or other organizations attempting to recover costs from retailers of firearms and ammunition.

Supply chain and logistics

Our business depends on the timely supply of firearms, ammunition and related accessories in order to meet the demands of our customers. Manufacturing interruptions or delays, including as a result of the financial instability or bankruptcy of manufacturers, significant labor disputes such as strikes, natural disasters (which may increase in number or severity as a result of climate change), political or social unrest, armed conflict, pandemics or other public health crises, or other adverse occurrences affecting any of our suppliers’ facilities could disrupt our supply chain. We have not experienced but could in the future experience product constraints due to the failure of suppliers to accurately forecast customer demand, or to manufacture sufficient quantities of products to meet customer demand, among other reasons. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows.

We generally ship firearms products to firearms and ammunition dealers (or, with respect to most accessories and other eligible products, to) our customers), by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services (including those that may result from an increase in fuel or personnel costs or a need to use higher cost delivery channels during periods of increased demand), our profitability could be adversely affected. Additionally, strikes, inclement weather, natural disasters or other service interruptions by such shippers or periods of increased demand for delivery services could materially and adversely affect our ability to deliver or receive products on a timely basis.

If our warehouse and fulfillment operations were to be seriously damaged or disrupted by a natural disaster, which may increase in number or severity as a result of climate change, or other adverse occurrence, including disruption related to political or social unrest, we could utilize another facility or third-party distributors to ship products to firearm and ammunition dealers and our customers. However, this may not be sufficient to avoid interruptions in our business and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs.

Components of Results of Operations

Net Revenues

To date, substantially all of our revenue has been generated from retail sales, including drop-ship sales arrangements for both firearm and non-firearm products. A smaller percentage of revenue to date has been generated from the sale of gift cards, firearm transfer fees, and background check services for products not purchased through our platform.

Most of our sales are single performance obligation arrangements for retail sale transactions directly from our website or mobile app for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale. Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to our customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. Sales tax amounts collected from customers that are assessed by government agencies are excluded from revenue. Customers generally have the option to return non-firearm products within 30 days of purchase. Revenue is recognized net of estimated returns, which are calculated based on historical returns and expected future market conditions.

See Note 3 in GrabAGun’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024, included elsewhere in this filing, for more information concerning our revenue recognition policies within the section titled “Summary of Significant Accounting Policies”.

Cost of Goods Sold

Cost of goods sold consists of all product-related costs (inclusive of vendor rebates, related inventory reserves, and credit card processor fees), as well as costs to receive and warehouse products. These costs include internal quality assessments of products purchased from vendors, in addition to packing and shipping products ordered by customers. These costs exclude depreciation expenses related to property and equipment as we do not manufacture our products. Additionally, we primarily rely on delivery carriers, FedEx and UPS, for the delivery of our products. In the event of an interruption or disruption in the delivery capabilities of FedEx or UPS, we may not be able to obtain an alternative delivery service without incurring material additional costs and substantial delays for the delivery of our products, which could adversely impact our business and operating results. We expect our cost of goods sold as a percentage of revenue to decrease over time as we continue to grow and scale our business.

Operating Expenses

Our operating expenses consist of (i) sales and marketing expenses and (ii) general and administrative expenses. The most significant component of our operating expenses are personnel-related costs, such as salaries, benefits, and bonuses. As we continue to invest significant resources into supporting our growth, we anticipate that operating expenses will increase in absolute dollar amounts while decreasing as a percentage of net revenues over time.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, benefits, bonuses, consultant fees, and direct marketing costs related to the promotion of our eCommerce platform and product offerings. We expect, going forward, these expenses to grow in absolute dollar amounts as we continue to expand our marketing efforts, scale our operations, and increase brand awareness, but decline as a percentage of net revenues over time. Our inability to scale our expenses could negatively impact profitability.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, travel, and other administrative-related expenses for personnel engaged in executive, finance, legal, human resources, and other administrative functions. Other significant costs include information technology, professional services, insurance, amortization of capitalized software, depreciation of property and equipment, and lease expense related to our warehouse. In the future, we also expect to incur increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of net revenues over time. Our inability to scale our expenses could negatively impact profitability.

Other Income

Other income consists of interest earned on our cash balance, in addition to the Employee Retention Tax Credit (“ERTC”) received during the three and six months ended June 30, 2024.

Results of Operations

The results of operations presented below should be reviewed in conjunction with GrabAGun’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024, included elsewhere in this filing.

Comparison of the three and six months ended June 30, 2025 and 2024

The following table sets forth our results of operations for the periods presented (in thousands, except percentages):

	Three Months Ended June 30,		$	%
	2025	2024	Change	Change
Net revenues	$21,228	$20,391	$837	4%
Cost of goods sold	19,178	18,331	847	5%
Gross profit	2,050	2,060	(10)	(0)%

Operating expenses:
Sales and marketing	122	122	—	—%
General and administrative	1,339	1,225	114	9%
Total operating expenses	1,461	1,347	114	8%
Income from operations	589	713	(124)	(17)%
Other income	41	167	(126)	(75)%
Net income	$630	$880	$(250)	(28)%

	Six Months Ended June 30,		$	%
	2025	2024	Change	Change
Net revenues	$44,559	$46,991	$(2,432)	(5)%
Cost of goods sold	40,246	42,840	(2,594)	(6)%
Gross profit	4,313	4,151	162	4%

Operating expenses:
Sales and marketing	262	274	(12)	(4)%
General and administrative	3,397	2,477	920	37%
Total operating expenses	3,659	2,751	908	33%
Income from operations	654	1,400	(746)	(53)%
Other income	94	240	(146)	(61)%
Net income	$748	$1,640	$(892)	(54)%

Net Revenues

Net revenues increased by $0.8 million or 4%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The increase was primarily driven by fluctuations within the firearm and non-firearm product categories, as outlined below:

•	Firearm sales increased by $1.7 million or 11%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. This increase was primarily due to a 16% increase in sales volume, partially offset by a 4% decrease in average sales price.

•	Non-firearm sales decreased by $0.9 million or 21%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. This decrease was primarily driven by a 39% reduction in sales volume of non-firearm products, partially offset by a 30% increase in average sales prices.

Net revenues decreased by $2.4 million or 5%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease was primarily driven by fluctuations within the firearm and non-firearm product categories, as outlined below:

•	Firearm sales increased by $1.1 million or 3%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. This increase was primarily due to a 12% increase in sales volume, partially offset by an 8% decrease in average sales price.

•	Non-firearm sales decreased by $3.5 million or 33%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. This decrease was primarily driven by a 45% reduction in sales volume of non-firearm products, partially offset by a 22% increase in average sales prices.

Cost of Goods Sold

Cost of goods sold increased by $0.8 million or 5%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The increase was primarily driven by an increase in net revenues during the three months ended June 30, 2025.

Cost of goods sold decreased by $2.6 million or 6%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease was primarily driven by a decrease in net revenues during the six months ended June 30, 2025.

Gross profit decreased by a nominal amount or 0%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024.

Gross profit increased by $0.2 million or 4%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase was primarily driven by a 12% increase in firearm sales volume.

Sales and Marketing Expense

Sales and marketing expense remained flat for the three months ended June 30, 2025, compared to the three months ended June 30, 2024.

Sales and marketing expense decreased by a nominal amount or 4% for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease was primarily driven by reduced spending on the Company’s marketing activities.

General and Administrative Expense

General and administrative expense increased by $0.1 million or 9%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The increase was primarily driven by a $0.1 million increase in legal and professional fees. This increase largely resulted from non-recurring costs incurred in preparation of operating as a public company.

General and administrative expense increased by $0.9 million or 37%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase was primarily driven by a $0.9 million increase in legal and professional fees. This increase largely resulted from first-year audit fees and non-recurring costs incurred in preparation for the Business Combination that were not otherwise deferred.

Other Income

Other income decreased by $0.1 million or 75%, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The decrease was primarily related to the ERTC received in the prior year.

Other income decreased by $0.1 million or 61%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease was primarily related to the ERTC received in the prior year and lower interest income earned on daily cash sweep balances held in cash in the current period.

Key Business Metrics, Selected Financial Data and Non-GAAP Reconciliation

We monitor a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include the following:

●	Net income: A primary measure of overall profitability.

●	Margin: Gross profit margin, in dollar terms and as a percentage of net revenues, analyzed overall and by product category to assess profitability.

In addition to these metrics, management utilizes Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures, to supplement GAAP measures of performance as a tool to evaluate our historical financial and operational performance, identify trends affecting our business, and formulate business plans and make strategic decisions. Management believes that Adjusted EBITDA provides users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted EBITDA provides visibility to the underlying continuing operating performance by excluding the impact of non-cash expenses, including depreciation, amortization, and certain non-recurring costs, as management does not believe these expenses are representative of our core earnings. We also provide Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by revenue.

The non-GAAP financial measures have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Adjusted EBITDA is not a liquidity measure and should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

We define Adjusted EBITDA as net income excluding non-cash expenses, including depreciation and amortization, and certain non-recurring costs. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

The following table reconciles our GAAP and non-GAAP financial measures for the three and six months ended June 30, 2025 and 2024 (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues	$21,228	$20,391	$44,559	$46,991
Cost of goods sold	19,178	18,331	40,246	42,840
Gross profit	2,050	2,060	4,313	4,151
% gross profit	10%	10%	10%	9%

Net income	$630	$880	$748	$1,640
Add back:
Depreciation and amortization	50	86	101	173
Non-recurring costs (1)	71	—	524	—
Adjusted EBITDA	$751	$966	$1,373	$1,813
% Adjusted EBITDA margin	4%	5%	3%	4%

(1)	Non-recurring costs consist of third-party accounting and consulting fees incurred in preparation for the Business Combination that are not otherwise deferred.

Liquidity and Capital Resources

Historically, we have financed operations primarily through cash generated from operating activities. Based on our current operating plans, we believe that the net proceeds we realize from the Business Combination, along with our existing cash and cash equivalent balance as of the date of this filing, will be sufficient to fund our projected operating expenses and capital expenditure requirements for at least twelve months following the date the unaudited financial statements for the three months and six months ended June 30, 2025 and 2024 included elsewhere in this filing are available to be issued. This estimate is based on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than anticipated.

As of June 30, 2025 and 2024, the Company had a cash and cash equivalent balance of $4.6 million and $4.9 million, respectively. Excess cash is primarily invested in overnight cash sweeps, which offer high liquidity and strong credit ratings. Following the consummation of the Business Combination, we do not currently anticipate needing to raise additional capital in the near term and based on our current expectations with respect to cash to be generated from our operations. However, our liquidity needs will be dependent on the performance of our business. See “Risk Factors — GrabAGun may require additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms or, at all” in the Proxy Statement/Prospectus for further discussion. By focusing on competitive pricing and operational efficiency, we seek to maximize customer satisfaction and lifetime value while maintaining strong profit margins. The digital-first approach also allows our company to scale efficiently and serve a nationwide customer base with ease.

Our future capital requirements will depend on many factors, including:

●	the cost and timing of developing or enhancing products and services;

●	the achievement of expanding operations in the United States or internationally;

●	our ability to capitalize on expanding consumer market demographics within the industry;

●	the cost associated with hiring, training, and/or retaining employees;

●	our ability to forecast demand and respond to changes in market conditions, including the seasonal nature of the business;

●	our investments in our operational infrastructure, including supply-chain management and AI-driven information management systems; and

●	our ability to acquire complementary businesses, products, or technologies.

Our operating results are influenced by the seasonality of outdoor sporting activities, which can have an impact on the timing of costs and revenue. Unseasonable weather or deviations from typical seasonal weather patterns may potentially impact our financial position, results of operations, and cash flows.

For example, shipments of ammunition for hunting are typically high between the months of June and September in order to meet consumer demand for the fall hunting season and holidays. However, the seasonality of our sales trends may evolve over time, unexpectedly, or based on factors outside the control of the Company. These seasonal fluctuations in consumer behavior or demand may reduce our cash on hand, result in fluctuations of inventory levels, and ultimately may require us to raise additional capital through either debt or equity financing arrangement in order to fund our working capital needs.

Comparison of the six months ended June 30, 2025 and 2024

The following table summarizes our cash flows for the periods presented (in thousands, except percentages):

	Six Months Ended June 30,		$	%
	2025	2024	Change	Change
Net cash provided by (used in) operating activities	$212	$(3,045)	$3,257	107%
Net cash used in investing activities	(158)	(75)	(83)	111%
Net cash used in financing activities	(3,299)	(2,760)	(539)	20%
Net decrease in cash	$(3,245)	$(5,880)	$2,635	45%

Operating Activities

Net cash provided by operating activities was $0.2 million for the six months ended June 30, 2025, compared to net cash used in operating activities of $3.0 million for the six months ended June 30, 2024. The increase in cash provided by operating activities was primarily driven by an increase in payables, partially offset by changes in the inventory balance.

Investing Activities

Net cash used in investing activities was $0.2 million for the six months ended June 30, 2025, compared to $0.1 million for the six months ended June 30, 2024, and consisted primarily of additions to capitalized software.

Financing Activities

Net cash used in financing activities was $3.3 million for the six months ended June 30, 2025, compared to $2.8 million for the six months ended June 30, 2024. The increase was driven by payments of deferred transaction costs and partially offset by lower distributions to owners during the current period.

Off-Balance Sheet Arrangements

As of June 30, 2025 and through the date of this filing, we do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our unaudited and audited annual financial statements and the related notes thereto are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We continually evaluate these estimates and assumptions, basing them on historical experience and various other factors we consider reasonable under the circumstances. Actual results may differ from these estimates due to different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to GrabAGun’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024 included elsewhere in this filing, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our balance sheet and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration to which we expect to be entitled in exchange for corresponding goods or services. Substantially all of our sales are single performance obligation arrangements for retail sale transactions directly from our website for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale.

Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. As we ship large volumes of packages through multiple carriers, actual delivery dates may not always be available; as such, we estimate delivery dates based on historical data.

Certain revenues earned by us require judgment to determine if revenue should be recorded gross as principal or net of related costs as an agent, including drop-ship arrangements and third-party shipping and handling costs. For drop-ship arrangements, we have concluded that the Company acts as the principal in the transaction because it maintains control over the product throughout the order process, including directing the shipment, determining the price, and bearing inventory risk. We have determined the Company is the principal in transactions involving shipping and handling costs, as these services are integrated into the fulfillment of the customer’s order and are part of its performance obligation to deliver the product to the customer’s desired location. As such, we have concluded that we are acting as the principal and revenue is recorded gross in net revenues and cost of goods sold within the statements of operations. Sales tax amounts collected from customers that are assessed by a governmental authority are excluded from revenue.

Generally, customers may return non-firearm products within 30 days of purchase. Revenue is recognized net of expected returns, which we estimate using historical return patterns and our expectation of future returns. Sales returns reserve totaled $0.3 million as of June 30, 2025 and $0.4 million as of December 31, 2024, respectively and is included in accrued expenses and other current liabilities within the balance sheets.

Additionally, we sell gift cards, which do not have expiration dates, and do not deduct non-usage fees from outstanding gift card balances. Gift card sales represent an open performance obligation for the future delivery of promised goods or services to be provided by us and is considered a liability to be subsequently recognized as revenue upon redemption by the customer, which is typically within one year of issuance. Over time, a portion of the outstanding balance of gift cards will not be redeemed by the customer, which is referred to as “breakage”. Revenue is recognized for expected breakage over time in proportion to the pattern of redemption by customers to the extent that breakage revenue is not immaterial. The determination of the gift card breakage is based on historical redemption patterns. As of June 30, 2025 and 2024, unredeemed gift card balances were immaterial.

Because we sell firearms direct to consumers from our store-front location and because we receive firearm shipments from other sellers which we provide to the consumer at our store-front location, we are subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF requires entities that physically transfer firearms to consumers to hold a Federal Firearm License (“FFL”) and to perform certain transfer and background check procedures prior to transferring the firearm to the consumer. Consequently, we are required to hold an FFL and provide our customers with the option to select our location for completing the required firearm transfer and background check procedures. Customers may also select any of a number of other FFL locations that are listed within the United States. If the customer selects a non-Company FFL location, we ship the firearm ordered by the customer directly to the FFL selected by the customer. The customer then completes the necessary firearm transfer and background check procedures at that location. Because we are listed as an FFL location to process firearm transfer and background check procedures, we occasionally receive firearms not purchased from our website for which we have responsibility to complete the necessary transfer and background check procedures prior to transferring the firearm to the consumer. In these cases, we charge a fee for the transfer and background check procedures. Revenue is recognized at a point in time when the transfer and background check procedures are completed.

Inventory, net

Inventories, which consist primarily of finished firearms and non-firearms goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method and includes the cost of goods and related freight costs, if any.

We record adjustments to inventories, which are reflected in cost of goods sold, if the cost of specific inventory items on hand exceeds the amount that we expect to realize from the ultimate sale or disposal of the inventory. A provision is recorded to reduce the cost of inventories to the estimated net realizable values, if necessary. No provision was recognized during the three or six months ended June 30, 2025 and 2024.

In addition, we record an estimated reserve amount for the net realizable value of expected future inventory returns related to our sale returns reserve. The inventory returns reserve balance was $0.2 million as of June 30, 2025 and $0.3 million as of December 31, 2024, and is included in inventory, net within the balance sheets.

Capitalized Software, net

We capitalize certain costs related to the development of our internal-use software, development of our website application, and implementation of certain hosting arrangements related to service contracts in accordance with ASC 350-40, “Intangibles — Goodwill and Other”. These costs consist primarily of internal and external labor and are capitalized during the application development stage, meaning when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. We also capitalize costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software. Capitalized costs are included in capitalized software, net within the balance sheets. Amortization of internal-use software costs is recorded on a straight-line basis over the estimated useful life and begins once the project is substantially complete and the software is ready for its intended purpose. Useful lives range from one to five years, and amortization is included within general and administrative expenses within the statements of operations.

Cloud Computing Arrangements

The Company incurs costs to implement cloud computing arrangements that are hosted by third-party vendors. For cloud computing arrangements that do not include a software license, implementation costs incurred during the application development stage are capitalized until the software is ready for its intended use. The costs are then amortized on a straight-line basis over the term of the associated hosting arrangement and are included within general and administrative expenses within the statements of operations. Capitalized costs related to cloud computing arrangements, net of accumulated amortization, are reported as a component of either prepaid and other current assets or other assets on the balance sheets, depending on the useful life.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations, and cash flows is included in Note 3 to GrabAGun’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024 included elsewhere in this filing.

Emerging Growth Company and Smaller Reporting Company Status

As an emerging growth company under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.